Exhibit 99.1

FOR IMMEDIATE RELEASE

Crinetics Pharmaceuticals Reports Second Quarter 2019 Financial Results and Provides Corporate Update

SAN DIEGO – August 13, 2019 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today reported financial results for the quarter ended June 30, 2019 and provided an update on its corporate activities and product pipeline.

“This July marks the end of a full year as a public company for Crinetics and we are excited by the progress we made this past quarter, and our evolution during the past year,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “As the ACROBAT trials continue to enroll patients with acromegaly, we are progressing the rest of our pipeline, as highlighted by the initiation of our Phase 1 trial for CRN01941 aimed at neuroendocrine tumors and are making strides with our preclinical programs for Cushing’s Disease and congenital hyperinsulinemia.”

Second Quarter and Subsequent Highlights

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Initiated Phase 1 study of CRN01941 for the treatment of neuroendocrine tumors. In May 2019, Crinetics initiated a Phase 1, double blind, randomized, placebo-controlled, single- and multiple-dose study to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of CRN01941 in healthy volunteers with topline data expected in late 2019 or early 2020. CRN01941 is an oral nonpeptide somatostatin receptor subtype 2 (sst2) biased agonist designed for the treatment of neuroendocrine tumors (NETs) that originate from neuroendocrine cells commonly found in the gut, lung, or pancreas.

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Received final award of SBIR grant from NIH for congenital hyperinsulinism. In July 2019, Crinetics announced that it would receive up to approximately $0.9 million in continued funding under its Small Business Innovation Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney diseases (NIDDK) of the National Institutes of Health (NIH). The funds are being used to support the ongoing research and development of Crinetics’ nonpeptide somatostatin agonists for congenital hyperinsulinemias (CHI).

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Expanded board of directors. In July 2019, Crinetics appointed Stephanie S. Okey, M.S. to its board of directors as an independent board member. Ms. Okey brings extensive leadership and management experience having spent her career in senior commercial roles including, most recently, Head of North America and U.S. General Manager of Rare Diseases at Genzyme.

Second Quarter 2019 Financial Results

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Research and development expenses were $10.3 million for the three months ended June 30, 2019, compared to $5.2 million for the same period in 2018. The increases were primarily attributable to development and manufacturing activities for CRN00808 and CRN01941 as well as the company’s preclinical programs and higher personnel costs.

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General and administrative expenses were $3.1 million for the three months ended June 30, 2019, compared to $1.1 million for the same period in 2018. The increases were primarily due to costs to operate as a public company, as well as personnel costs to support the company’s growth.

•	Net loss for the three months ended June 30, 2019 was $12.4 million, compared to a net loss of $5.6 million for the same period in 2018.
•	Unrestricted cash, cash equivalents and investments totaled $145.0 million as of June 30, 2019, compared to $157.2 million as of March 31, 2019 and $163.9 million as of December 31, 2018.

•	As of July 31, 2019, the company had 24,199,972 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, CRN00808, is an oral selective nonpeptide somatostatin receptor type 2 biased agonist undergoing two Phase 2 clinical trials for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. Crinetics’ second oral product development candidate, CRN01941, has entered the clinic for the treatment of neuroendocrine tumors. The company is also developing oral nonpeptide somatostatin agonists for hyperinsulinism, as well as oral nonpeptide ACTH antagonists for the treatment of Cushing's disease. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts. For more information, please visit www.crinetics.com.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing of clinical trials for CRN00808 and CRN01941 and plans to advance other pipeline programs. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies for CRN00808, CRN01941 and its other product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Crinetics’ ability to obtain and maintain intellectual property protection for its product candidates; and other risks described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
STATEMENTS OF OPERATIONS DATA:	2019	2018	2019	2018

Grant revenues	$-	$657	$367	$1,099
Operating expenses:
Research and development	10,285	5,222	17,540	9,942
General and administrative	3,060	1,118	6,216	2,366
Total operating expenses	13,345	6,340	23,756	12,308
Loss from operations	(13,345)	(5,683)	(23,389)	(11,209)
Total other income (expense), net	918	115	1,946	177

Net loss	$(12,427)	$(5,568)	$(21,443)	$(11,032)

Net loss per share - basic and diluted	$(0.51)	$(2.41)	$(0.89)	$(5.28)
Weighted-average shares - basic and diluted	24,161	2,307	24,128	2,089

BALANCE SHEET DATA:	June 30, 2019	December 31, 2018

Cash, cash equivalents and investments	$144,974	$163,875
Working capital	$140,008	$158,758
Total assets	$155,149	$171,415
Total liabilities	$13,048	$11,190
Accumulated deficit	$(64,823)	$(43,380)
Total stockholders’ equity	$142,101	$160,225